FOR IMMEDIATE RELEASE

Nastech Reacquires Teriparatide (Parathyroid Hormone; PTH1-34) Nasal Spray

from Procter & Gamble

Company Will Advance Product into Phase 2 Bone Mineral Density Study in 1Q08

BOTHELL, Wash., Nov. 7, 2007 – Nastech Pharmaceutical Company Inc. (Nasdaq: NSTK) announced today that it has reacquired the rights to teriparatide (Parathyroid Hormone; PTH1-34) nasal spray for the treatment of osteoporosis from its collaboration partner, Procter & Gamble Pharmaceuticals, Inc. The reacquisition follows notification on Nov. 6, 2007, of Procter & Gamble’s decision to terminate the development and commercialization agreement for PTH1-34 Nasal Spray.

Nastech will immediately advance PTH1-34 Nasal Spray into a Phase 2 clinical study to evaluate the change in bone mineral density, which the FDA has previously indicated will be the primary endpoint for approval.

“Nastech’s technology enabled the delivery of a novel, patient-friendly teriparatide nasal spray formulation that produced statistically significant changes in biomarkers of both bone growth as well as resorption,” stated Steven C. Quay, M.D., Ph.D., Chairman, President and CEO of Nastech. “Academic experts in both nasal delivery and osteoporosis who were given the opportunity to review the data under confidentiality all came to the same conclusion: A Phase 2 efficacy study with bone mineral density as the endpoint is the appropriate next step in clinical development. Although we are disappointed with P&G’s decision, we remain confident that, as the only approved anabolic drug for osteoporosis, PTH is a very important therapeutic. Therefore, we plan to conduct a Phase 2 clinical study in patients with osteoporosis to examine the effect of PTH1-34 Nasal Spray on bone mineral density with patient enrollment expected in the first quarter of 2008.”

Nastech’s pipeline, technology and opportunities remain strong with multiple products currently in Phase 2 clinical testing. Earlier this quarter, the company announced initiation of two phase 2 programs, one with PYY for obesity and the other with insulin to treat type 2 diabetes.

In February 2006, Nastech and P&G entered into a development and commercialization collaboration for teriparatide nasal spray as an investigational product. During the collaboration, P&G completed two clinical studies using teriparatide nasal spray: one evaluating the pharmacokinetic profile in healthy normal subjects, and the other demonstrating the response of bone turnover markers. These studies, in addition to the non-clinical work completed, demonstrate that Nastech’s patented nasal spray formulation delivers teriparatide to the patient’s blood, causes a response in bone turnover markers and was well-tolerated. Nastech believes that these data support the continued development of the product.

Nastech expects to recognize approximately $5.5 million in revenue in the fourth quarter due to termination of the agreement.

Conference Call and Webcast Information

Nastech management will host a conference call to discuss its development plans for teriparatide nasal spray. The call is scheduled for 8 a.m. EST/5 a.m. PST today, Wednesday, Nov. 7. To participate in the live conference call, U.S. callers should dial (866) 510-0711, and international callers should dial (617) 597-5379. The access code for the live conference call is 61597824. To access the 24-hour telephone replay, U.S. callers should dial (888) 286-8010, and international callers should dial (617) 801-6888. The access code for the replay is 80585364.

Alternatively, one can log on to http://www.nastech.com to access a live Webcast or the subsequent 30-day archive. Please connect to the Investor section of Nastech’s Website several minutes prior to the start of the live conference call to ensure adequate time for any software download that may be necessary.

About Teriparatide (Parathyroid Hormone; PTH1-34)

Teriparatide is a fragment of the naturally occurring human parathyroid hormone that is an important regulator of calcium and phosphorus metabolism. When given by daily injection, PTH1-34 has been shown to increase bone mineral density and significantly reduce both vertebral and non-vertebral fractures in postmenopausal women. Daily injections of PTH1-34 are approved for the treatment of postmenopausal osteoporosis and generated $594 million in sales during 2006.

About Nastech

Nastech is a biopharmaceutical company developing innovative products based on proprietary molecular biology-based drug delivery technologies. Nastech and our collaboration partners are developing products for multiple therapeutic areas including osteoporosis, obesity, diabetes, autism, respiratory diseases and inflammatory conditions. Additional information about Nastech is available at http://www.nastech.com.

Nastech Forward Looking Statements

Statements made in this press release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Nastech to obtain additional funding; (ii) the ability of Nastech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) Nastech’s and/or a partner’s ability to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) Nastech’s and/or a partner’s ability to obtain required governmental approvals; and (v) Nastech’s and/or a partner’s ability to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Nastech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Nastech assumes no obligation to update and supplement forward-looking statements because of subsequent events.

Contacts:

Nastech

Ed Bell

Director, Investor Relations

(425) 908-3639

ir@nastech.com

Russo Partners, LLC

David Schull (Media)

(212) 845-4271